SUMMIT BANCSHARES, INC. AND SUBSIDIARIES
                                  EXHIBIT 11
               SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                (Dollars in Thousands, Except Per Share Data)



                                                                  Year Ended December 31
                                                   -----------------------------------------------------
                Primary Basis                          1995                1994                  1993
                -------------                         ------              ------                ------
Net Income Before Extraordinary Item               $     4,729          $     4,040           $    3,731
                                                     =========            =========            =========
Net Income                                               4,729                4,040                3,731
                                                     =========            =========            =========
Weighted average number of Common Shares
outstanding during the year                          3,139,230            3,135,770            3,095,518
                                                     =========            =========            =========
Primary Income per Common Share Before             $      1.51          $      1.29           $     1.21
Extraordinary Item                                   =========            =========            =========

Primary Income per Common Share                    $      1.51          $      1.29           $     1.21
                                                      ========             ========             ========

The assumed exercise of stock options does not result in material dilution. Therefore, the computation of net income per share is not set forth on a fully diluted basis.